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                                                                   EXHIBIT 10.31
October 11, 1999



Mr. Bart F. Petrini
5N936 Castle Drive
St. Charles, IL  60175

Dear Bart:

I am pleased to confirm our offer to you to join Communications & Power Industries (CPI) as Chief Executive Officer and President reporting to the Board of Directors. You will be appointed to the Board of Directors at the first Board Meeting after you start employment.

The specific components making up this offer are as follows:

-     Base Salary

      Initial bi-Weekly base salary will be $9,615.38, which approximates to $250,000 per year for the Fiscal year ending 2000, since we base our payroll on 26 pay periods per year. Fiscal year ending September 2001:
      $262,500. Fiscal year ending September 2002 and remainder of three year guaranteed base salary period: $275,000

-     Bonus

      Participation in the annual plan as approved by the Board of Directors with target bonus of 50% of base salary at budget. $125,000 bonus guaranteed for the fiscal year ended September 2000. Paid upon approval of annual audited financial statements by Board of Directors.

-     Relocation Bonus:

      $60,000 at closing of purchase of permanent residence within reasonable daily driving distance of CPI headquarters at Palo Alto, CA. In addition, the Company will pay the real estate fees on the sales of your Illinois home, plus $3,000 towards closing costs on a residence in California.

-     Moving Costs
      CPI will pay reasonable and customary moving costs as more specifically outlined in company policy. The 30-day limitation in the policy on Temporary Living Expenses shall be extended to a maximum of 90 days.

-     Executive Car Program:

      Participation in the country's Executive Car Program at the current level of $32,500 with the added feature of annual maintenance. Executive may also add up to $32,500, or lease equivalent, at his own expense to upgrade the choice of vehicle.

-     Equity Program

      Purchase 1,000 shares for $100.00 per share for $20,000 in cash and $80,000 note with annual interest rate set initially at the applicable federal rate and adjusted annually and principal due in three equal installments on the earlier of 12/31/00, 12/31/01 and third anniversary of your start date or the payment of the bonus for the fiscal year ending prior to the respective dates.

      Eligible to further participate in CPI Stock Option Plan: 4,000 shares at exercise price of $100.000 per share, vest 25% year.


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October 11, 1999
Page 2

-     Severance Agreement

      If terminated other than for cause:

      Base
           Guaranteed (after 3 years)    12 months
           Benefits                      Full coverage at normal employee
                                         contribution rates COBRA benefit
                                         coverage as applicable
           Car                           Retain through severance period
           Outplacement                  Maximum of $10,000 of outplacement
                                         service

In addition, you will be eligible to participate in all of the CPI benefits programs, which are outlined below and detailed in an informational brochure which we can provide. You shall be granted prior service credit under CPI's benefit programs based on the service date that would recognize any prior Varian/Electron Devices Business service time.

1. Group Insurance Plans:

      a)   Health Care Programs

      b)   Dental Plan

      c)   CPI Disability Plan

      d) Life insurance in the amount of $5,000 basic coverage provided at no cost to you. Additionally, you have a choice of the amount of supplemental life insurance you may carry. You may select one, two, or three times your annual salary, at a minimal cost to you, depending upon your age, per $1,000. Accidental death and dismemberment insurance is provided equal to your life insurance to a maximum of $20,000.

      e) Travel accident insurance of three times annual salary while traveling on Company business by non-air methods, and six times annual salary while traveling by air, with a maximum benefit of $1,000,000.

      f) Special Death Benefit of two times weekly earnings plus one day for each complete year of service

      g) Dependent Care spending account can be used to contribute up to $5000 annually on a pre-tax basis

      h) Health Care spending account (effective January 1, 2000) can be used to contribute up to $2400 annually on a pre-tax basis

2. Personal Paid Leave (PPL) will accrue at a rate of twenty-five days per year during your first three years of employment, and accelerates every several years, subject to a maximum accrual rate.

3. Ten paid holidays per year.

4. Immediate participation in the CPI 401K Plan:

      a) Participation in a defined contribution plan (Qualified and Non-Qualified)

      b) Employee contribution rate of 0-18% Base Pay pre-post tax, up to maximum legal dollar limits

      c)   Company contribution rate of 4.75% of base salary to the Qualified
           Plan

      d) Company contribution rate of an additional 4.75% of employee base over social security wage base to the Non-Qualified plan - made annually at calendar year-end (plan details to follow)

5. Executive Physical

           Eligible to participate in the Executive Physical Program with reimbursement of up to $600 annually


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October 11, 1999
Page 3

Our offer is contingent upon your ability to meet the physical requirements of the position, pass a drug screening, provide proof of employment eligibility and, if necessary, obtain a security clearance.

Please review the enclosed CPI Policy titled Drug-Free Workplace. Upon your acceptance of this offer, an appointment for a drug screening will be scheduled for you. Upon your successful completion of the drug screening, we will discuss an appropriate start date.

While we hope your employment relationship with CPI will be long and mutually beneficial, this relationship between you and the company is "at will". This means that you and the company each have the right to terminate the employment relationship at any time with or without cause and without advance notice.

Bart, we realize this is a very important decision for you. We sincerely believe that CPI will provide the challenges and opportunities that you seek. This offer will remain open for your consideration until October 15, 1999.


Sincerely,

COMMUNICATIONS & POWER INDUSTRIES
HOLDING CORPORATION




By: /s/ Gregory J. Annick, Director
   --------------------------------------
    Gregory J. Annick, Director






CC: Bill Rutledge, Director
    John Danhakl, Director





Your signature will indicate your understanding of the terms of Employment set forth in this letter. Please sign both copies and Return one copy in the envelope provided.




/s/ Bart Petrini                                            October 15, 1999
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Name                                                        Date